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                                                                    Exhibit 99.1

        VENTURE SEISMIC DISCLOSES END OF DISCUSSIONS ON CONTRACT DISPUTE,
               FILING OF COUNTERSUIT AND DIRECTORS' RESIGNATIONS

CALGARY, ALBERTA, JANUARY 18, 1999 - VENTURE SEISMIC LTD. (NASDAQ NMS: VSEFE) announced today that discussions with Western Geophysical ("Western") regarding the previously announced seizure of the M/V Pacific Titan and related litigation with Continental Holdings Ltd. ("Continental"), a wholly owned subsidiary of Venture, have been terminated. On January 15, 1999, Continental filed in the United States District Court, Southern District of Alabama, Southern Division:
(i) an answer denying Western's allegations, (ii) a counterclaim against Western claiming, among other things, Western's actions constitute a breach of contract and wrongful seizure of the M/V Pacific Titan, and have requested the court award Continental actual damages in excess of $20 million, as well as consequential and exemplary damages resulting from Western's actions, and costs of the counterclaim, and (iii) a motion to stay the federal court proceedings and compel arbitration in accordance with the terms of the contract between Western and Continental.

Venture also announced that four of Venture's six directors: Michael Beninger, Joseph Ciavarra, Stuart Norman and Les Stinn, have resigned effective immediately. Venture's remaining directors include Brian Kozun and Dan McArthur, both officers of the Company. On Friday January 15, 1999 all of the directors and officers of Continental also resigned, except for Roy Self, Vice President of Continental.

The Company is exploring and discussing with its legal counsel, without limitation, a number of potential alternatives at Venture and its subsidiary companies to address its difficulties, including: filing for creditor protection under applicable insolvency legislation, the sale of assets, renegotiating existing financing, streamlining operations to reduce expenses and focus resources, renegotiating existing contracts, or securing additional contracts. The Company is unable to predict whether or when it will develop a plan to address its current difficulties. There can be no assurance that the Company will be able to timely or successfully resolve any of its legal, financial or operational issues facing the Company, the inability of which would materially adversely affect the Company.

VENTURE SEISMIC LTD. is traded on the Nasdaq National Market ("Nasdaq") and is engaged primarily in the acquisition of land, wetlands and marine seismic data for use in the exploration for and development and field management of oil and gas reserves. The Company acquires seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Venture's wholly-owned subsidiaries include Continental Holdings Ltd., an Alberta based company engaged in the acquisition of marine seismic data, Boone Geophysical, Inc., a Texas based company engaged in the acquisition of land and wetlands seismic data in the Southern United States, and Hydrokinetic Surveys of Canada Inc., a company based in Western Canada which provides shallow marine airgun and survey services.

This news release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties as detailed from time to time in Venture's SEC filings under the heading "Risk Factors" and elsewhere, including, but not limited to: the ability of the Company to timely and successfully resolve its operational, legal and financial difficulties, the outcome of litigation with Western, the ability to regain the possession of the Pacific Titan, the possible delisting of the Company's securities from Nasdaq, the ability of the Company to file its Form 10-KSB with the SEC, the capital intensive nature of the Company's business, its need for additional funds for operations and debt service requirements, its ability to perform under existing contracts, seasonal fluctuations in operating results, dependence upon principal customers, activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION ON VENTURE SEISMIC LTD., CONTACT:
               Mr. Brian Kozun, President & CEO
               Mr. Greg Wiebe, Chief Financial Officer
               Venture Seismic Ltd. - (403) 777-9070